Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2024 relating to the combined financial statements of Granite Real Estate Investment Trust and Granite REIT Inc. (collectively, the “Trust”) and the effectiveness of the Trust’s internal control over financial reporting appearing in the Annual Report on Form 40-F of the Trust for the year ended December 31, 2023.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

October 15, 2024